EXHIBIT (5)





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                     [Duane, Morris & Heckscher Letterhead]




                                   May 6, 1997



The Board of Directors of
   Donegal Group Inc.
1195 River Road
Marietta, PA  17547


Ladies and Gentlemen:

         We have acted as counsel to Donegal Group Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 90,000 shares (the "Shares") of Common Stock, $1.00 par value, of the Company, pursuant to the Company's 1996 Equity Incentive Plan for Directors (the "Plan").

         As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

         Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan and any applicable stock option or award granted thereunder, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                   Sincerely,


                                   DUANE, MORRIS & HECKSCHER
KMS/MAH